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                                 EXHIBIT 10.120

                                    AGREEMENT

     This agreement (the "Agreement"), dated as of December 10, 1999, memorializes the material terms of the agreement between Trimark Pictures, Inc. ("Trimark") and CinemaNow Inc. ("CN") concerning CN's rights and obligations to advertise and exhibit certain Trimark motion pictures over the Internet.

     Trimark's obligations to CN hereunder and the grant of rights set forth herein are contingent upon CN raising and receiving financing, independent of Trimark, in the amount of two million dollars ($2,000,000.00) prior to February 1, 2000.

     A. ACKNOWLEDGEMENTS

     1. Trimark is a wholly owned subsidiary of Trimark Holdings, Inc. Trimark Holdings, Inc. is the majority shareholder of CN.

     2. CN, by means of a series of private placement stock offerings, intends to raise financing, which financing will be used as a portion of the capitalization of CN.

     3. CN, at some point, if and when justified by the prevailing business circumstances and conditions, may elect to raise additional capital by means of an initial public offering or further private placements.

     4. Trimark has agreed to an exclusive output agreement with CN (except with respect to the existing agreement between Trimark and Broadcast.com dated as of February 22, 1999) with respect to the Internet Rights (defined below) to all Trimark's motion pictures in the United States and Canada (in all instances, to the extent Trimark controls such rights, from time to time) under the terms and conditions set forth herein.

     5. Trimark shall have the right to sell or license all rights to its Pictures at any time (but no more than three (3) Pictures per year), inclusive of Internet Rights, provided further that such Internet Rights are included as part of a bundle of rights.

B.       THE PICTURES


1. Subject to the terms of this Agreement, the "Pictures" shall be all motion pictures which Trimark controls or to which Trimark obtains "all rights" and/or "video on demand" rights and/or the right to exhibit such motion picture over the Internet ("Internet Rights") during the term of this Agreement.


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EXHIBIT 10.120 (CONTINUED)


2. (i) For the purposes of this agreement, the Internet shall mean any wired network (including, without limitation, the Internet, the Internet II, or any other online services network which utilize a combination of computer terminals, terminal servers, modems, cable modems, HFC, coaxial cable, xDSL, router, splitters, switches, multicasting technology, power lines, or other high speed wire data connections and any and all other wired networks) that distributes audio or video using digital algorithms, one and/or two-way digital services, or any wireless network that provides access to such wired network (except AM/FM radio broadcast stations and television broadcast stations, direct broadcast satellite, pay cable, basic cable and any other form of television and/or radio transmission).

         (ii) As of the date hereof, the consensus of the Parties, based upon analysis of existing contractual language, is that a grant of "all rights" and/or "video on demand" rights encompass a grant of Internet Rights, as such term is defined herein ("Consensus"). In the event that future judicial decisions, legislative acts, collective bargaining agreements which are binding upon either party, arbitration decisions which are binding upon either party, and/or similar authoritative determinations (collectively, "Precedential Decisions") mandate and/or require a definition of Internet Rights inconsistent with the Consensus, the parties agree to amend this Agreement to the minimum extent necessary to conform with the limitations required by such Precedential Decisions.

     C. THE RIGHTS

     1. Subject to all contractual third party restrictions with respect to the Pictures, whether now existing or which exist as a result of Future Agreements (defined below) (collectively, "Third Party Restrictions"), including without limitation, restrictions set forth in acquisition agreements and domestic television license agreements, publicity and promotional limitations in artist agreements, and restrictions in international license agreements, Trimark hereby grants to CN, to the extent controlled by Trimark, for each Picture, Advertising Rights (defined below) and exclusive Internet Rights during the Alternative Media Window ("AMW") (as defined in paragraph C5 below) in the United States and Canada in the English Language.

     "Future Agreements" shall mean all acquisition, production and/or licensing Agreements which Trimark enters into with respect to the Pictures after the date of this Agreement. In entering into Future Agreements, Trimark shall use commercially reasonable, good faith efforts to provide CN with an AMW of at least six months for each Picture. In no event shall Future Agreements substantially effect the number of Pictures for which rights are granted to CN hereunder as of the date of this Agreement.


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EXHIBIT 10.120 (CONTINUED)


     2. The "Advertising Rights" to the Pictures shall mean the right to advertise and promote, using any and all means, methods, processes, devices or media (whether now known or hereafter devised CN's rights in and to the Pictures. In connection with the foregoing, CN and CN's sub-distributors and licensees shall have the right (subject to all Third Party Restrictions) to use the name, likeness, voice and biography of all persons rendering services in connection with the Pictures; and the right to insert advertising (paid and otherwise) into the Pictures, to have such advertising precede or follow the Pictures and/or surrounding the Pictures in connection with the exploitation of the Internet Rights.

     3. The term of this Agreement shall be five years ("Term") from the date first written above, provided, however, that in no event shall CN have less than six months to exploit any particular Picture from the date of the first AMW with respect to such Picture, provided further that such AMW occurs within the Term. Hence, if the first AMW to a Picture after the first four years and six months of this agreement, the Term of this agreement with respect to such Picture shall continue for a period of six months from the date of the first AMW with respect to such Picture.

     4. CN is currently reviewing Trimark's library of Pictures and is selecting only those titles to which Trimark controls "all rights" and/or "Video on Demand" rights without an express reservation of Internet Rights or any part thereof. In accordance with Paragraph 2 (ii), each such title shall constitute a Picture hereunder. CN shall provide Trimark with a written list of such Pictures when its review is complete. Trimark shall have the right to disapprove CN's determinations based upon further review of the subject agreements.

     5. With respect to each Picture, the "Alternative Media Window" shall mean the windows or periods of time where Internet Rights may be exploited. The AMW shall occur during such time as such exploitation does not infringe upon the Third Party Restrictions or other exclusive windows pertaining to other media as set forth in paragraph 6, below. However, with respect to each Picture, Trimark shall use good faith efforts to insure that the AMW is at least six months in length. Trimark shall notify CN of the AMW and of existing Third Party Restrictions in writing within three weeks of CN's request therefor with respect to any particular Picture. CN agrees to limit its requests to no more than ten
(10) Pictures per week. Trimark shall notify CN on a continuing basis of the AMW's and Third Party Restrictions and as such AMW's and Third Party Restrictions may change from time to time based upon Third Party Agreements. Trimark's providing AMWs and Third Party Restrictions shall not be construed as an affirmation that Trimark controls Internet Rights.

     6. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that Trimark shall have the right to distribute each Picture via home video, pay-per-view, pay television, basic cable television, network television and


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EXHIBIT 10.120 (CONTINUED)


syndicated television and to create reasonable exclusive windows for each of these media in accordance with Trimark's customary industry practice (i.e. windows in which Internet Rights may not be exploited) .

     D. TRIMARK PARTICIPATION

     1. The parties acknowledge and agree that CN shall have the right to determine how the Pictures are distributed, subject to Trimark having been granted such rights from its third party licensors (i.e., whether on a pay-per-view basis [however, in the event that CN desires to distribute any Picture on a pay-per-view basis during Trimark's pay-per-view window, CN shall be required to obtain Trimark's consent therewith, it being acknowledged and agreed that Trimark shall not be required to give such consent and, if Trimark does so consent, Trimark shall have the right to determine the price for said pay-per-view showing] subscription basis, advertiser/sponsorship, or otherwise). In the event that CN elects to distribute the Pictures on a pay-per-view basis, CN shall determine the pricing of the Picture. If as part of a subscription or package basis, CN shall allocate part of said subscription or package fee to the Pictures on a fair and reasonable basis. If CN elects to distribute the Pictures on an advertising/sponsorship basis, CN shall have the right to sell, barter and otherwise deal with third parties with respect to advertising that may be inserted into the Picture and/or otherwise made available to users who view the Pictures. As between CN and Trimark, CN shall have the right to determine and sell such advertising, except that Trimark shall be entitled to one banner ad for Trimark's own purposes (i.e., to promote Trimark and/or its products, not for re-sale to a third party) on the CN web site in a prominent position on a continuing basis. In this regard, Trimark shall provide CN with the content of such banner ad from time to time. Said advertising may include "Picture Ads" which shall be those advertisements that are either inserted into the Picture or immediately precede or follow the Picture and are delivered to the viewer of the Picture as part of the delivery of the Picture. In addition, said advertising may include "Site Ads" which shall consist of all other types of advertising (i.e., banner ads, streaming banner ads, interstitial advertisements, e-mail advertisements, v-mail advertisements, etc.) that are delivered to the viewer of the Picture and/or applicable web site.

     2. Trimark's Participation shall mean twenty-five percent (25%) of total gross revenues generated by CN from the exploitation of, or in connection with, the Pictures, including, but not limited to, from pay per view transactions and any and all forms of advertising, including, but not limited to Picture Ads and Site Ads. A monetary amount for all barter advertising shall be calculated on a fair and reasonable basis. To the extent that an advertisement appears on a page where more than one entity (including Trimark) are entitled to participate in advertising revenue, a fair allocation of such revenue shall be made between such parties.

     (i) 3. Notwithstanding the foregoing, CN shall not be required to pay the Trimark Participation on any gross


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EXHIBIT 10.120 (CONTINUED)


          revenues generated in connection with the Pictures until such time as CN has generated an aggregate of twenty million dollars
          ($20,000,000.00) in gross revenues attributable to the Pictures (as to which the Trimark Participation is calculated per paragraph 2 above) from and after December 10, 2001.

     4. Except as set forth above, CN shall pay the Trimark Participation directly to Trimark. Trimark shall be accorded customary reporting and audit rights. Reporting and payments of monies due shall be on the same schedule as reports are prepared for the Series A Holders, but no less than once per quarter.

     5. The foregoing notwithstanding, Trimark shall immediately be entitled to receive the Trimark Participation with respect to any gross revenues generated after an Initial Public Offering for any portion of CN's shares.

     6. Notwithstanding anything to the contrary, as between CN and Trimark, in the event that any third party payments (i.e., re-use fees, residuals, supplemental payments, or any similar payments of any nature) (collectively "Third Party Claims") are due as a result of CN's exploitation of any of the Pictures, CN shall be solely responsible for such payments. CN shall immediately pay Trimark the amount of such payments upon presentation of an invoice therefor. Trimark shall use reasonable business judgment in determining whether or not to oppose a claim for Third Party Payments taking into consideration the current state of the law with respect to matters covered by this paragraph.


         F. DIGITIZATION


     CN shall be responsible for digitizing the Pictures at no cost to Trimark.

     G. MUTUAL LINKS

     The parties shall provide mutual links to one another's web sites.

     H. RIGHT OF FIRST NEGOTIATION

     For 15 business days, commencing 180 days prior to the expiration of the Term, the Parties shall enter into negotiations with each other with respect to the extension of this agreement. If the parties fail to reach an agreement, the parties shall have no further obligations to each other except as set forth herein.


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EXHIBIT 10.120 (CONTINUED)


     In this regard, at the conclusion of the Term, CN shall deliver to Trimark all materials in CN's possession pertaining to the Pictures, including the digitized masters and CN shall have no further rights to the Pictures and/or any materials pertaining thereto.

     I. SUB-DISTRIBUTION

     CN shall be entitled to engage in sub-distribution of the Pictures, it being acknowledged and agreed that CN shall indemnify and defend Trimark against any action arising against Trimark as a result of such sub-distribution.

     J. BANKRUPTCY

     Trimark shall have the right to terminate this agreement (to the extent allowable under U.S. law) upon thirty (30) days prior written notice to CN in the event CN (i) shall make an assignment for the benefit of creditors; (ii) shall file any voluntary petition under the bankruptcy or insolvency laws of the United States or any state; (iii) shall have a bankruptcy petition filed against it with respect to which CN shall not file for dismissal thereof within sixty
(60) days or which shall not be dismissed within such time period; or (iv) shall have or suffer a receiver or trustee to be appointed for CN's general business or property with respect to which CN shall not file for dismissal of such receiver or trustee within sixty (60) days, or which shall not be dismissed within such time period. In the event that Trimark shall elect to terminate this agreement as provided herein, all rights granted to CN herein shall cease and terminate with effect the day immediately prior to the occurrence of such default.

     K. INDEMNIFICATION

     1. CN will indemnify and hold harmless Trimark, it assigns, successors, affiliates, parent, licensees, officer and employees, and agents, from and against any and all liability, losses, claims, damages, expenses (including reasonable outside attorney's fees) and judgments resulting or arising from a breach of any obligation undertaken by CN in this Agreement or any exercise of any rights in excess of the rights granted hereunder.

     2. Trimark will indemnify and hold harmless CN, it assigns, successors, affiliates, parent, licensees, officer and employees, and agents, from and against any and all liability, losses, claims, damages, expenses (including reasonable outside attorney's fees) and judgments resulting or arising from a breach of any obligation undertaken by Trimark in this Agreement.

     L. LOGOS AND MATERIALS


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EXHIBIT 10.120 (CONTINUED)


     1. CN shall, at Trimark's request, ship to Trimark, in accordance with Trimark's instructions, at Trimark's cost with respect to any duplication expenses, copies of any materials in connection with the Pictures, including, but not limited to, digitized versions of the Pictures and promotion, advertising and marketing materials created by CN in connection with the Pictures. All contracts and laboratory access letters (or the equivalents thereof) entered into by CN for the Pictures with any laboratories (or the equivalents thereof) shall specifically provide for Trimark's free and unencumbered access to all such materials in perpetuity.

     2. CN has the obligation (and to contractually require sub-distributors) to display, visibly and prominently, Trimark's trademark and logo in connection with CN's exploitation of the Pictures. Trimark's logo and trademark shall never be smaller nor less visible than any other trademark and logo (except CN's and/or CN's sub-distributors and/or sub-licensees which are not motion picture distribution competitors of Trimark) appearing in any display, screens, stills, posters, jackets, or on-line equivalents thereof and any other marketing material related to the Pictures. CN shall not remove Trimark's logos from the Pictures.

     M. INFORMATION

     CN shall grant Trimark reasonable access to any and all information Trimark requests in connection with the exploitation of the Pictures including, but not limited to, the names, addresses and any other information of individuals and/or entities viewing the Pictures, provided that CN shall not be required to provide any such information in violation of its company policies with respect to the privacy of its customers or associates. CN shall maintain a registration database to facilitate any such access.

     N. DELIVERY

     As available, Trimark shall lend to CN a master (the "Original Master") video tape, disc or film element of each Picture and shall provide to CN one (1) VHS screening cassette of each Picture. CN shall have the obligation to create one or more digitized versions of the Master (each of which shall be referred to herein as a "Digital Master" and collectively as the "Digital Masters") for use in transmitting the Pictures via the Internet Rights and, after having created the Digital Master, shall return the Original Master to Trimark. The foregoing notwithstanding, in the event that Trimark does not have, with respect to any particular Picture, an Original Master in addition to its original protection master of said Picture, then CN shall be required to have an Original Master manufactured, at CN's sole cost and expense. As between CN and Trimark, CN shall advance one hundred percent (100%) of the cost of creating and


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EXHIBIT 10.120 (CONTINUED)


maintaining the Digital Masters. At the conclusion of the Term, CN shall return the Digital Masters and any all other material created by CN in connection with the Pictures to Trimark. Notwithstanding anything herein to the contrary, CN's possession of the Digital Masters shall not transfer the copyright to the Picture except as otherwise set forth herein.

     O. GENERAL

     1. Trimark's rights and remedies shall be cumulative, and none of them shall be exclusive of any other allowed by law, except that Trimark shall not seek injunctive relief except in the event of CN's exploitation in excess of the rights granted hereunder. If Trimark defaults, CN shall not be entitled to terminate or rescind this Deal Memo, nor to obtain injunctive relief with respect to the exercise by Trimark of the rights granted hereunder; CN's sole remedy shall be an action at law for damages.

     2. This Agreement is governed and controlled by the laws of the State of California.

     3. Trimark is hereby granted a continuing security interest in to the rights granted to CN to secure CN's obligation under the terms of this Agreement.

4. All items not addressed above shall be negotiated in good faith pursuant to the parties standard business practices.

AGREED TO AND ACCEPTED BY:

TRIMARK PICTURES, INC.              CINEMANOW, INC.

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Signature                           Signature
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Print Name                          Print Name
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Title                               Title
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Date                                Date


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